Exhibit 10.28

SAMPO BANK OY
AGREEMENT ON AN
OVERDRAFT FACILITY
CORPORATE AND INSTITUTIONS

Exhibit 10.28

Date granted: 21 Feb. 2006

Sampo Bank plc (hereinafter “the Bank”) and the account holder specified below (hereinafter “the Account Holder”) agree as follows on the overdraft facility attached to the account specified above:

1. Parties to the contract
1.1 Account Holder and account holders contact information

Account holder	Encorium Oy

Address	Keilaranta 10, 02150 Espoo, Finland

Business ID:	FI10334944

Phone:	020 7518200

Fax:	020 7518250

1.2 Creditors contact information
Information sent to the Bank are valid only when sent to the address below or by fax:

Address:	Sampo Pankki Oyj, Helsinki-Keskustan yrityskonttori, PL 1102 (Fabianinkatu 23), 00075 Sampo

Fax:	010 513 2931

1.3 Changes in information	The parties to the agreement are obliged to immediately report any changes to their above mentioned information.

2. Amount of credit The amount is	EUR

Maximum credit in letters	Three-hundred-thousand Euros
Maximum credit in numbers	300.000,-

3. Use of account and credit
3.1 Use of credit	Working Capital

3.2 Use of credit?
The Account Holder is entitled to use the account as credit to the maximum amount mentioned above, in accordance with the terms mentioned in this agreement. In addition, the terms of the account contract shall be observed.

Credit use requires that none of the grounds mentioned in paragraph 17. for cancellation of the agreement, at the discretion of the Bank, are in effect, nor is the agreement cancelled according to paragraph 4.1 or 4.2 or the agreement otherwise ended by paragraph 4.3.

3.3 Documents required from the Account Holder
The Account Holder is obliged to supply the Bank with the following documents prior to the initialization of credit:
a)
Extract from the Register of Companies and/or other clarification on the Account Holder, guarantor and pledgor that the persons who have undersigned the agreement, guarantee and pledge commitments are entitled to sign.

b)	The pledges and guarantee commitments for the agreement bindingly undersigned.

3.4 Closure of account due to restriction of liability with regard to a party providing security
A private guarantor of a credit agreement may, during the period of validity of the agreement, report a date after which the guarantor will not be liable for new credit drawn. In the case of a third party pledge, a private pledgor has the right to report the date after which the pledge shall no longer be liable for the credit drawn. Having been notified of such restricted liability, the Bank is entitled to immediately close the account and/or prevent the use of the credit facility. The Bank shall immediately inform the Account Holder of account closure and/or credit block. The Account Holder and any who are entitled to use the credit are in this case required to return the credit usage instruments to the Bank. In this case, the Bank has the right to cancel the agreement to end immediately according to paragraph 17. j).

3.5 Closure of account due to notice by distraint officer
If a distraint officer informs the Bank of a payment or remittance prohibition in respect of credit, the Bank shall have the right to immediately close the account and prevent the use of credit. The Bank shall immediately inform the Account Holder of the closure of the account. The Account Holder and any who are entitled to use the credit are in this case required to return the credit usage instruments to the Bank. In this case, the Bank has the right to cancel the contract to end immediately.

4. Agreement validity period 4.1 Agreement validity period
☐ This agreement shall be in effect until ___.
The period of validity of the agreement may be continued by mutual agreement for a fixed-period or until further notice. Either party to the agreement may cancel the contract, to end one month from cancellation. The Bank will not refund any commission paid to the Bank by the Account Holder.
☒ This agreement shall be in effect until further notice. The period of validity of the agreement may be continued by mutual agreement for a fixed-period or until further notice. Either party to the agreement may cancel the contract, to end one month from cancellation. The Bank will not refund any commission paid to the Bank by the Account Holder.

4.2 Right to cancel the agreement by the guarantor and third party pledgor
In the event that, on the basis of the Act on Guaranties and Third Party Pledges (361/99) or according to the terms of the guarantee or pledge commitments, the guarantor or third party pledgor has the right to cancel and/or remit the credit capital, interest, commissions, overdue interest, overdraft in-terest, fees and charges derived from repayment of the credit and management of the account, and the guarantor or third party pledgor remits the receivables based on the agreement to the Bank, the period of validity of the agreement shall end.

4.3 Bankruptcy of Account Holder
In the event of bankruptcy of the Account Holder, the validity period of the agreement shall end and the credit shall fall due for payment on the starting date of the bankruptcy.

5. Credit repayment

The credit capital in use and accured interest shall fall due for repayment on the closing date of the agreement.
The Account Holder is obliged to pay the credit capital falling due as well as accured interest and possible overdue interest and other charges in accordance with the agreement to the Bank or its appointee at the close of the contract. The Bank shall have the right to debit all payments falling due on their due date from the account of the Account Holder. The Account Holder is obliged to reserve sufficient funds in the account. In the event the due date is not a banking day, the payments must be remitted on the following banking day.
Entering of the Bank’s charges and fees when there are insufficient funds on the account: If the account does not have sufficient funds for the debiting of payments and fees, the Bank shall have the right to enter the amount to be debited in the account as the Bank’s receivables. These forms of debits are, among other things, commissions, overdue interest, charges and fees in accordance with the agreement.

Consequences arising from insufficient funds:  If the account does not have sufficient funds for the debiting of commissions, interest, overdue interest and charges and fees to the Bank, the Account Holder shall be obliged to pay the Bank and the Bank shall have the right to debit from assets coming later to the account, for the overdue interest accrued on the receivables, charges for sending a letter of reminder and all other receivables, as well as charges and fees caused by collection.

6. Banking day

Banking days in accordance with the agreement are weekdays from Monday to Friday, not including Finnish holidays, Independence Day, May Day, Christmas Day, Christmas Eve and Midsummer Eve as well as those bank holidays stipulated as such by the European Central Bank.

7. Interest 7.1 Interest invoicing
The Bank shall charge the agreed interest to the amount of credit in use at the time from the account for each subsequent invoicing period. The accrued interest shall fall due for payment on the last day of the invoicing period.

The first invoicing period shall begin on the signature date of this agreement. The following invoicing period shall begin the next day after the close of the previous invoicing period. The length of the invoicing period is three (3) months.

7.2 Specification of interest

Interest on the credit used shall be the reference rate of interest added with the determined margin.
Sampo reference rate of Interest
Margin 1,0% (as of 25 Dec. 2010 the credit interest margin has been increased to 3.5%)
    Interest shall be calculated by using actual days and a 365-day year as the denominator.
    The interest charged on used credit shall change in accordance with the value of the reference rate of interest on that date the change in the reference rate of interest becomes valid.
    Sampo reference rate of Interest is the Euro area’s money-market reference rate of interest, administered at the time of signing the agreement by the Banking Federation of the European Union (FBE) and the Financial Markets Association (ACI). The specification of the Sampo reference rate of Interest value is based on international practice in effect at the time.
The quotation date of Sampo reference rate of Interest is the day on which its value is determined in accordance with international practice in effect at the time. In accordance with practice at the time of signing the con-tract, Euribor interest shall be quoted on weekdays from Monday to Friday, with the exception of bank holidays separately determined by the European Central Bank at the time. The value of the credit’s reference rate of interest shall change in accordance with the day’s value on the banking day concerned.
The Sampo Prime Interest is the interest confirmed by the bank, which the bank publishes and keeps visible at its offices according to valid agreements.
The fixed rated credit interest stays the same the entire loan-period or to the time period according to the agreement, unless the bank and the Account Holder agrees on something else.

7.3 Review of margin and commission
☒ According to the agreement that is effective until further notice, the margin and the commission in paragraph 9.1 are valid until the pricing is revaluated and will continue unchanged one revaluation period per time unless one or both of the parties informs in writing at the latest one month prior to the next revaluation date that they whish to review the pricing.
    The revaluation period is 2 years. The revaluation date is 01.03.2008.

☐   Review of margin and commission
If the parties have not reached an agreement before the revaluation date, the agreement terminates on the date of the revaluation.  Increased credit and other payment commitments fall due when the agreement ends according to paragraph 5.

7.4 Termination or interruption of reference rate of interest quotation

If quotation of the agreed reference rate of interest is terminated or interrupted, the reference rate of interest applied to the credit shall be specified in accordance with the regulation on the new reference rate of interest or a decision or instruction by the authorities.
If a regulation, decision or instruction on the new reference rate of interest is not issued by the authorities, the Bank and the Account Holder shall agree upon the new reference rate of interest to be applied to the credit. If the Bank and the Account Holder do not reach agreement on the new reference rate of interest prior to the end of the current interest specification period, the reference rate of interest value applied to the credit shall continue to be that applied before the end of the interest specification period. If the Bank and the Account Holder do not reach agreement on the new reference rate of interest before the 01.03.2008, the Bank shall specify the new reference rate of interest after having heard the authorities supervising the Bank.

8.Amount of credit and certificate of claim

When the interest is calculated, the amount of credit used is determined daily so that the value date of the deposit is the following banking day after the entry date, and the value date of withdrawal is the transaction day. The value date of cheque and debit card withdrawals shall be the date on which the withdrawal or cheque is handled in a Finnish banking institution for the first time.
As evidence of the debt relationship and the credit amount at the time, one or more of the following is/are applied:

	●	this agreement
	●	bank account entries
	●	deposit and withdrawal receipts
	●	account statements sent by the Bank to the
Account Holder in such manner, however, that the primary evidence of the amount of credit in use is the entry made in the Bank´s account ledger.
9. Charges and fees 9.1 Commission
The Account Holder shall pay to the Bank commission of 0,75% p.a. of the entire credit amount. Commission shall be debited from the account for each invoicing period in advance, the first time immediately after signing the credit agreement.

9.2 Credit fee
The Account Holder shall pay to the Bank the total credit amount or 1000,- EUR . The credit fee shall be debited from the account immediately after signing the agreement.

9.3 Other fees
The Account Holder is obliged to remit charges and fees, shown in the price list for services, to the Bank that are valid at the time for the granting of credit, use of the account and credit and related to maintenance and credit repayment as well as other charges and fees. The price list for services is visible at the Bank premises.

9.4 Changes

The Bank shall have the right to raise the above-mentioned fees and charges. The Bank shall report any increase in charges and fees by publishing it in the price list for services. The increase shall come into effect at the beginning of the calendar month starting after one month from the date the increase is published in the price list for services.

10. Overdue interest
If the capital, interest or other remittance in arrears is not remitted in compliance with this agreement on the due date, the Bank shall have the right to charge annual overdue interest on the delayed instalments at six (6) percentage units over the Sampo Reference Rate of Interest, nevertheless 18 % at minimum, from the due date to the actual payment date.

11. Overdraft interest
If the amount of credit is exceeded, annual overdraft interest shall be charged on the credit amount overdraft from the overdraft date to the date on which the overdraft of credit has been eliminated. The amount of overdraft interest is determined in the same way as overdue interest. Overdraft inter-est shall be charged on available funds in the account. Overdraft interest cannot be added to the credit capital.

12. Taxes
The Account Holder is responsible for taxes possibly incurred by changes made to this agreement and its terms, such as stamp duty or other such taxes, with possible overdue penalties and tax in-creases. In the event that the Bank is required to remit the taxes concerned, the Account Holder shall undertake to compensate the Bank for the amounts of taxes it has paid, with 18 % annual interest, from the Bank’s tax remittance date to the compensation payment date.

13. Collection and pledge realization costs
The Account Holder shall be obliged to reimburse the Bank for all costs connected with credit col-lection and the realization of property lodged as security for the agreement, including a reasonable fee for collection and related procedures performed.

14. Collateral 14.1 General pledge and guarantee
As guarantee of fulfilling the obligations of this agreement are also the Account Holders previous and future General pledges given to the bank and Sampo Group companies.

14.2 Additional collateral
In the event that the Bank considers that the security provided for the agreement can no longer be regarded as sufficient and that repayment of credit is threatened, also regarding the above-mentioned restriction on the liability of the party providing security, the Account Holder must provide the Bank with additional collateral during a period stipulated and in the manner agreed by the Bank, or must reduce the amount of credit in use to an extent similarly approved by the Bank.

15. Account Holder’s notification duty

The Account Holder must immediately inform the Bank of any changes to its name and address.
    The Account Holder undertakes to send to the Bank, on an annual basis, the closing of accounts information and notes on the accounts including the profit and loss account, balance sheet, annual re-port and auditors’ report, no later than two months from the date on which the closing of the ac-counts must be prepared in accordance with the accounting regulations concerned. In addition, the Account Holder undertakes to deliver the possible interim accounts, interim reports and stock exchange bulletins immediately when they are available.
Upon demand from the Bank, the Account Holder must deliver, at its own expense, all that information and documents the Bank considers it requires for the clarification of the Account Holder’s financial status and assessment of the value of the property pledged as security for repayment of credit to the Bank.
    Within the framework of the law, the Account Holder must inform the Bank without delay of any events described in section cancellation of agreement and credit in paragraphs c), e) and h) hereafter, changes in the company form, its intention to distribute entirely or in part or act as the recipient company in distribution, its intention to merge with another corporate body or act as the recipient corporate body in merger, and the intention of the Account Holder and another corporate body to merge by establishing a new corporate body.

16. Disclosure of information 16.1
The Bank shall have the right to disclosure information concerning the Account Holder in accordance with the legislation in effect at the time.

16.2

The Bank shall have the right to give information to the guarantor and owner of a pledge with regard to all obligations, delinquent payments and other factors affecting the Account Holder´s ability to pay.

16.3

The Bank shall have the right to inform, and the registrar shall have the right to register, information on payment default in the credit information register when such registration is permitted on the basis of legislation or the decision of the data protection authorities.

17. Cancellation of agreement and credit
The Bank shall have the right to cancel the credit in use for immediate repayment and the agreement shall be terminated immediately under the following circumstances:
a) The Account Holder delays the remittance of interest, commission or other payment in accordance with this agreement.

b) The Account Holder, guarantor or corporate body belonging to the same Group of companies as the Account Holder or corporate body or private person having an essential economic interest with the Account Holder neglects the fulfilment of any payment obligation to the Bank or corporate body belonging to the same Group of companies as the Bank.

c) The Account Holder or guarantor neglects the remittance of any fundamental debt or corresponding payment obligation on the due date, or such obligation falls due prematurely for payment, or procedures for enforced collection begin.

d) The Account Holder or guarantor has given the Bank or corporate body belonging to the same Group of companies as the Bank misleading information or has concealed information that concerns its financial situation and may have affected the granting of credit or its terms.

e) The Account Holder or guarantor is summoned for liquidation or the guarantor to bankruptcy. The Account Holder or guarantor applies composition, ends its payments, completely or to a fundamental extent terminates its operations. . On the part of the Account Holder or the guarantor, company reorganization is applied for in accordance with the Act on Company Reorganization Procedure, or statutory private person debt arrangement. The guarantor dies. Realization begins on the security for credit.

f) The account is closed due to the above-mentioned notice by a distraint officer.

g) The Account Holder neglects to deliver information on its business operation as agreed in this agreement or otherwise, or neglects its obligations in accordance with this agreement, including the special terms possibly agreed upon in accordance with the annex.

h) Fundamental changes occur to the Account Holder´s ownership basis or relations, or the scope or nature of the business operations change substantially compared with their status at the signing of this agreement.

i) The financial position of the Account Holder or guarantor weakens from what it was at the time of signing the agreement and, as a result, the Bank considers repayment of credit threatened.
j) The Account Holder has not supplied the Bank with the additional collateral required by the Bank during the period stipulated be the Bank or reduced the credit to the amount approved by the Bank.
k) The credit is used for some other purpose than what it was granted for, or the project financed by the credit is not implemented in its fundamental aspects in the manner presented.

l) Fundamental changes occur in the inter-bank money market, or euro market, in the availability of refinancing, legislation concerning the Bank or its interpretation (including tax legislation) or in the guidelines of the Central Bank or the authorities or other similar reasons beyond the control of the Bank, the Bank no longer considers it possible to continue the agreement or, for some other reason, its obligations in accordance with the contract become in full or in part contrary to the law or the regulations of the authorities.

However, the Bank shall not have the right to cancel the agreement and credit for the reasons mentioned in b), c), d), e) and i) above due to a guarantor or a pledgor not belonging to the same Group of companies as the Account Holder, if the Account Holder deposits security for the agreement which is acceptable to the Bank within a reasonable period of time set by the Bank.

If credit becomes due for repayment prematurely on the basis of a) - k), the Account Holder is obliged to compensate any damage incurred by the Bank for this, including the costs of cancelling refinancing and reinvestment as well as the loss of yield in accordance with the Bank’s written cal-culation. That mentioned above shall not, however, apply in the event that cancellation is based on paragraph 14.2 not obtaining additional collateral after the party providing security has limited its liability.
When the Bank has the right to cancel the agreement and credit on the basis of sections a)l) but the Bank has not cancelled the agreement and credit immediately upon obtaining information about the grounds for cancellation, the Bank has not waived the right to appeal to the grounds for cancellation concerned.

18. Changes in circumstances

In the event that a law, other regulation (including tax legislation and increased solvency requirements), order of the authorities, Central Bank procedure or other similar reason beyond the control of the Bank increases the costs incurred by the Bank in providing or maintaining the funding specific in this agreement or reduces the return gained by the Bank therefrom, the Account Holder agrees to compensate the Bank for costs incurred by the Bank and the reduced yield in accordance with the Bank’s written calculation.

19. Applicable law and venue
Finnish law shall be applied to the agreement. All disagreements based on the agreement shall be handled in the Helsinki District Court.

20. Limitation on liability

The Bank and the Account Holder shall not be responsible for damage caused by force majeure or other similar reason causing unreasonable detriment to the other contract party’s operations.
The Bank and the Account Holder are responsible for informing each other about a force majeure as soon as possible. If the force majeure concerns the Bank, it may issue information about the matter in the national daily press.

21. Bank’s right of assignment

The Bank shall have the right to assign its rights and obligations based on this agreement, together with collateral, in full or in part to a third party. If the Bank so demands, the Account Holder shall be obliged to relinquish and undersign the documents required for the transfer and carry out the other required measures.

22. Notifications delivered to the Account Holder

A written notification delivered by the Bank to the Account Holder must be regarded as having been received by the recipient no later than the seventh day after delivery if it has been sent to the latest address reported to the Bank or Trade Register. A message sent by telefax must be regarded as having been received by the Account Holder immediately if it has been sent to the latest telefax number reported to the Bank and the fax machine reports that the message has been delivered.

23. Obligation

The Account Holder affirms that its financial situation at the time of signing this agreement does not fundamentally deviate from the information essential for the granting of the credit and which the Ac-count Holder has provided the Bank with in connection with applying for credit.
    We affirm that we have made the decisions required by borrowing in the appropriate manner.
    The Account Holder agrees to pay the Bank or its appointee the credit capital, interest and other remittances based on this agreement in accordance with the agreement terms.

Signature
Place and date
Helsinki 3 March 2006

Signature of Account Holder and clarification of name Encorium Oy Annika Suni

Signature of witness

Signature of witness and clarification of name Ulla Kansanniva
Signature of Bank Official

Signature of Bank Official
Ulla Kansanniva Anja Salo-Lehto